Registration No. 33-84894
                                                                 Rule 424(b)(3)


           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED OCTOBER 26, 1995

                     MLCC MORTGAGE INVESTORS, INC., Seller
                 ML Home Equity Loan Pass-Through Certificates,
                             Series 1995-2, Class A

                        MERRILL LYNCH CREDIT CORPORATION
                                    Servicer


     On October 31, 1995, the ML Home Equity Loan Trust 1995-2 (the "Trust") issued the ML Home Equity Loan Pass-Through Certificates, Series 1995-2 (the "Certificates") in an original aggregate principal amount of approximately $376,876,403. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of October 1, 1995 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on page S-30 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                   MLCC Mortgage Loan Delinquency Experience

                                                       (Dollars in Thousands)
                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                   1993          1994         1995          1996          1997           1998
                                ------------ -----------  -----------   -----------   ------------   -------------
Number of revolving credit
  line loans serviced........        13,839       15,598        25,056       28,368          31,395        30,571
Aggregate loan balance of
  revolving credit line
  loans serviced.............    $1,037,427   $ 1,079,693   $1,293,483   $1,353,800      $1,387,217    $1,191,938
Loan balance of revolving
  credit line loans 2 months
  delinquent.................       $ 5,161      $ 5,358       $ 8,447      $ 8,292         $ 5,450      $  6,634
Loan balance of revolving
  credit line loans 3 months
  or more delinquent.........      $ 17,508     $ 22,989      $ 33,763     $ 39,508        $ 44,104      $ 31,348
Total of 2 months or more
  delinquent as a percentage
  of aggregate loan balance
of
  revolving credit line loans         2.19%        2.63%         3.26%        3.53%           3.57%         3.19%




                                                 MLCC Mortgage Loan Loss Experience
                                                       (Dollars in Thousands)

                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                   1993          1994         1995          1996          1997           1998
                                ------------  -----------  ------------  -----------  -------------  -------------
Number of revolving credit           13,839       15,598        25,056       28,368         31,395         30,571
  line loans serviced........
Aggregate loan balance of        $1,037,427   $1,079,693    $1,293,483   $1,353,800     $1,387,217      1,191,938
  revolving credit line
  loans serviced.............
For the Period:                     $ 3,153      $ 1,118       $ 3,700      $ 1,860        $ 4,269       $  2,756
  Gross Charge-offs
    dollars..................
  Percentage(1)..............         0.30%        0.10%         0.29%        0.14%          0.31%          0.23%

-------------
    (1) As a percentage of aggregate balance of revolving credit line loans serviced.




     Additionally, the information contained in the table entitled "Cut-off Date Trust Balances of Mortgage Loans" under the heading "The Mortgage Loan Pool--The Mortgage Loans" on page S-21 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1998, the Loan Balances of the Mortgage
Loans:



            Trust Balances of Mortgage Loans as of December 31, 1998


           Range of Trust Balances                    Number of                 Trust                % of Pool
                                                      Mortgage                 Balance                by Trust
                                                        Loans                                         Balance
-----------------------------------------------  --------------------  ------------------------- -------------------
$   4,999.99 or Lower.........................                   734   $   1,583,720.99               2.42%
$   5,000.00-           9,999.99..............                   373       2,726,141.70               4.17%
$  10,000.00-          14,999.99..............                   241       2,944,146.62               4.50%
$  15,000.00-          19,999.99..............                   152       2,666,782.32               4.08%
$  20,000.00-          24,999.99..............                   116       2,605,695.07               3.99%
$  25,000.00-          29,999.99..............                    94       2,581,037.37               3.95%
$  30,000.00-          34,999.99..............                    76       2,447,116.44               3.74%
$  35,000.00-          39,999.99..............                    73       2,725,116.97               4.17%
$  40,000.00-          44,999.99..............                    64       2,701,046.32               4.13%
$  45,000.00-          49,999.99..............                    49       2,338,025.60               3.58%
$  50,000.00-          54,999.99..............                    35       1,809,789.21               2.77%
$  55,000.00-          59,999.99..............                    29       1,661,825.12               2.54%
$  60,000.00-          64,999.99..............                    24       1,502,378.45               2.30%
$  65,000.00-          69,999.99..............                    24       1,622,735.28               2.48%
$  70,000.00-          74,999.99..............                    23       1,670,407.89               2.56%
$  75,000.00-          99,999.99..............                    57       4,770,190.50               7.30%
$ 100,000.00-         149,999.99..............                    70       8,427,851.11              12.88%
$ 150,000.00-         199,999.99..............                    26       4,629,283.47               7.08%
$ 200,000.00-         249,999.99..............                    13       2,837,470.53               4.34%
$ 250,000.00-         299,999.99..............                     9       2,472,827.62               3.78%
$ 300,000.00-         349,999.99..............                     7       2,259,553.52               3.46%
$ 350,000.00-         399,999.99..............                     3       1,142,024.53               1.75%
$ 400,000.00-         449,999.99..............                     2         848,075.39               1.30%
$ 500,000.00-         549,999.99..............                     1         549,584.25               0.84%
$ 650,000.00-         699,999.99..............                     1         684,599.81               1.05%
$ 700,000.00-         749,999.99..............                     1         749,520.23               1.15%
$ 950,000.00-         999,999.99..............                     1         963,370.66               1.47%
$1,400,000.00-      1,499,999.99..............                     1       1,452,146.25               2.22%
                                                 --------------------  ----------------- -------------------
                    TOTALS....................                 2,299   $  65,372,463.22             100.00%
                                                 --------------------  ----------------- -------------------

                              --------------------

                 The date of this Supplement is April 1, 1999.